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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ALDERWOODS GROUP, INC.

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ALDERWOODS GROUP POSTPONES ANNUAL MEETING OF SHAREHOLDERS
CINCINNATI, OHIO — April 4, 2006 — Alderwoods Group, Inc. (NASDAQ: AWGI) today announced that it is postponing its annual meeting of shareholders previously scheduled for April 27, 2006, to allow time to provide shareholders with information about the recently announced merger agreement entered into by the Company and Service Corporation International (SCI) of Houston, Texas, under which SCI will acquire all of the outstanding shares of Alderwoods. At the rescheduled meeting, in addition to any other proposals to be considered, the Company’s shareholders will be asked to vote on a proposal to adopt the merger agreement.
The combined annual and special meeting of shareholders will be convened at a time and location to be determined, and the Board of Directors will set a new record date for this meeting. Proper notice of this rescheduled meeting will be provided to all Company shareholders of record as of the new record date.
Additional Information About the Transaction
In connection with the proposed transaction, Alderwoods will file a proxy statement with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the proxy statement, as well as other filings containing information about Alderwoods and SCI, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by the Company with the SEC can also be obtained, free of charge, by directing a request to Alderwoods Group, Inc., 311 Elm Street, Suite 1000, Cincinnati, Ohio 45202, Attention: Corporate Secretary. Filings made by SCI with the SEC can also be obtained, free of charge, by directing a request to Service Corporation International, 1929 Allen Parkway, Houston, Texas 77019, Attention: Corporate Secretary.
Participants in the Solicitation
The directors and executive officers of Alderwoods and SCI and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Alderwoods’ directors and executive officers is available in its annual proxy statement filed with the SEC on April 5, 2005. Information regarding SCI’s directors and executive officers is available in its annual proxy statement filed with the SEC on April 18, 2005. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

Contact:	Kenneth A. Sloan
Executive Vice President,
Chief Financial Officer
Alderwoods Group, Inc.
Tel: 416.498.2455
Fax: 416.498.2449
Email: ken.sloan@alderwoods.com

1

Service Corporation International
Moderator: Tom Ryan
April 3, 2006
10:00 a.m. ET
OPERATOR: Good morning, everyone. My name is Ian (ph) and I’ll be your conference operator. At this time, I would like to welcome everyone to today’s conference call to discuss Service Corporation’s International’s acquisition of Alderwoods Group. All lines have been placed on listen-only to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. If you would like to ask a question during this time, please press star then the number one on your telephone keypad. If you would like to withdraw your question, please press the pound key.
At this time, I would like to turn the call over to Mr. Eric Tanzberger, Senior Vice President and Corporate Controller of SCI. Mr. Tanzberger, you may begin your conference.
ERIC TANZBERGER, SENIOR VICE PRESIDENT, CORPORATE CONTROLLER, SERVICE CORPORATION INTERNATIONAL: Thank you, Ian (ph). Good morning to all of our investors, and employees that are joining us today. I’m Eric Tanzberger, Senior Vice President and Corporate Controller of SCI.
Joining me today are Tom Ryan, our President and Chief Executive Officer, Mike Webb, our Executive Vice President and Chief Operating Officer and Jeff Curtiss, our Senior Vice President and Chief Financial Officer. We are also pleased to have Paul Houston, the President and CEO of Alderwoods joining us on the call this morning. Our remarks will be followed by a question-and-answer period. However, to allow for equal participation, we request that you ask only one question when your term comes up, and then return to the queue for any follow up questions.
A slide presentation on our acquisition of Alderwoods, along with our press release, and an audio Web cast replay of this conference call, can also be found on our Web site at www.sci-corp.com. This slide presentation is currently available, and we will be referring to those slides during our presentation this morning.
Before we begin our presentation, I’d like to provide the forward-looking statement. This conference call will contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. All statements other than the statements of historical facts included in this conference call are forward-looking statements. All forward-looking statements speak only as of the date of this conference call, and Service Corporation International and Alderwoods Group undertake no obligation to update or review any forward-looking statements that become untrue because of subsequent events.
These forward-looking statements are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, achievements or transactions to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties and other factors relate to among others, difficulties encountered in integrating the companies. Approval of the transaction by the shareholders of Alderwoods. Satisfaction of closing conditions to this transaction. Inability to realize or delays in realizing the expected synergies, unanticipated operating costs, and the effects of general and local, economic and real estate conditions.
Additional information about risks and uncertainties which could impact the companies, and the forward-looking statements made during this conference call, are included in each company’s filings with the Securities and Exchange Commission. With that, I’ll now turn the call over to Tom Ryan.
TOM RYAN, PRESIDENT, CHIEF EXECUTIVE OFFICER: Thank you, Eric, and good morning everyone. Paul Houston and I will provide some opening remarks on why we’re so excited about today’s announcement. Following our comments, Mike Webb will outline the synergies we expect to achieve as a result of the combination. Then, Jeff Curtiss will provide a financial overview of the acquisition. After Jeff’s remarks, we’ll open it up for your questions.
Let’s turn to slide four on the presentation. As you have probably read in our press release, this morning, we announced that SCI will acquire Alderwoods. We are combining the two premiere funeral and cemetery services providers in North America. This transaction will enable us to serve a number of new complimentary areas. Upon closing SCI will represent approximately 15 percent of estimated total industry revenue. As we’ve consistently stated, including in our earnings call last month, our plan to create shareholder value has been focused on both organic growth and the right strategic acquisition that fit our criteria.
Importantly, a key driver of this acquisition is the accretion to cash flow, and earnings resulting from substantial synergies we’ve been able to identify. We believe the transaction will be immediately accretive to operating cash flow, and accretive to earnings per share, within 12 to 24 months, when you subtract the one time implementation costs we will incur.
In addition, with this combination, we will be able to capitalize on significant synergies, and operating efficiencies which Mike will detail for you a little later. Over the past several years, our leadership has been focused on strengthening our balance sheet, lowering our cost structure, introducing more efficient systems and processes and redirecting our management team to provide a team for new foundation for growth. As we have always said, scale matters in our industry, and we’re always looking for strategic opportunities that position for continued growth.
Consistent with those goals, today’s announcement allows us to expand our scale and scope and our focus on disciplined growth initiatives, that generate increased revenues, profitability and cash flow. Let me now tell you briefly about how this acquisition came to be. In early January, preliminary discussions between Paul and I occurred. Like all companies, we’re always interested in pursuing opportunities that are in the best interest of our shareholders. Paul and I agreed that it made good sense to continue a more detailed discussion about what a combination would mean for both of our companies, and both of our shareholders. We are confident that today’s announcement is a win-win for both. And we look forward to working together to consummate the transaction.
Before I turn it over to Paul, on behalf of the SCI management team, I want to say how impressed we are with the job that Paul and his team have done in rebuilding Alderwoods, to the strong position it’s in today and creating value for his shareholders. Paul is an extremely capable Chief Executive, who’s demonstrated great leadership in our industry. With that, let me now turn it over to Paul for his comments.
PAUL HOUSTON, PRESIDENT, CEO, ALDERWOODS GROUP: Thanks, Tom. And good morning everyone. As Tom said, this is truly a terrific combination and exciting day for the Alderwoods Group. Over the past few years, our management team has been focused on restructuring the company with the goal of making it what it is today. Our objective has been to create a more efficient operating structure, introduce new innovative products and services, reduce our debt, and improve Alderwood’s financial flexibility.
Today’s announcement is consistent with our objective of maximizing shareholder value. In addition to providing our shareholders with excellent value for their shares, we expect our employees to benefit from being part of a much larger, more diversified organization that is equally dedicated to their success. We believe our two companies share very similar values and cultures. And we expect there to be many enhanced career opportunities for our employees in the future.
I just want to take a moment and thank all of our Alderwoods employees who continue to do a tremendous job of executing our business plan. Over, the past few years, our team has stayed totally focused on doing their job, and having not only, maintain the company’s momentum, but help to accelerate it. On behalf of our shareholders, I would like sincerely like to thank them for their contribution and fantastic effort.

Service Corporation has a well deserved reputation as a leader in the industry. When this merger is consummated, together, we will have created the premiere funeral and service provider in North America. The company’s long-term strategy should enable it to grow and enhance value for shareholders and employees for many years to come. I’m excited about the prospects for the combined company and Service Corp is absolutely the right strategic buyer for the Alderwoods assets. And I look forward to working closely with Tom and his team to ensure a smooth and seamless integration. Tom, I’ll hand it back to you.
TOM RYAN: Thank you, Paul. So now let’s turn to slide five. Under the terms of the agreement, SCI will acquire all of the outstanding shares of Alderwoods for $20 per share in cash, bringing the total transaction value to $856 million. In addition, approximately $374 million of Alderwoods debt will remain out standing, or be refinanced. We expect to close the transaction by the end of 2006.
In terms of funding, we currently have a total of $470 million in cash on hand, and we have received a commitment letter from JP Morgan, for an additional $850 million bridge facility. Ultimately, the company expects to access the debt capital market, and will determine an optimal funding structure, prior to the close of the transaction. The transaction is subject to approval by Alderwoods shareholders, and the satisfaction of customary closing conditions in regulatory approvals, including Hart-Scott-Rodino. The acquisition is not subject to any financing conditions.
Now let’s turn to slide six. I outlined earlier, what our management team’s main objective have been over the past several years. As we look closely at the two company’s in the current environment, we believe strongly that now is the right time to pursue this transaction. As most of you know, our team as SCI has spent the last several years taking significant steps to strengthen our operational efficiencies, internal controls, and financial position.
From a financial standpoint, the results of these initiatives include reducing our debt by $3 billion. We now maintain a healthy balance sheet with $470 million of cash. Our current net debt to total net capital ratio is 32 percent. Upon closing the transaction, we’ll have a net debt to total net capital ratio of approximately 55 percent. Given the consistent stream of cash flow we anticipate, we expect to return to our target level of net debt to total net capital ratio of 40 to 45 percent, by the year 2008.
In terms of operations, we transition to a single line management model in November 2003, enabling us to streamline the organization and ensure that operational efficiencies could be achieved throughout the SCI network. Having put our company back on very solid financial and operational footing, we believe we are well positioned to pursue and execute a strategic acquisition that can transform SCI for the benefit of our shareholders, customers, and our employees.
Now if you’d turn to slide seven. Since most of you are very familiar with our unique industry landscape, I think you will agree that Alderwoods represents the most complimentary acquisition opportunity for SCI. As I said at the outset of the call, we are very impressed with the turnaround effort that has been executed by Paul Houston and his team. Under their leadership, the company has implemented a fiscally conservative approach to its accounting and its real estate operations. The company has consistently generated strong cash flow and paid down a significant amount of debt, 460 million just in the last five years.
In terms of their facilities, they are well positioned in key markets, many of which are new and complimentary to the SCI network. For example, as most of you know, Rose Hills in Los Angeles, is generally recognized as the preeminent combination facility in the country, performing 9,000 interments, and over 5,000 funeral services per year. And we are excited to welcome this premiere location to our company.
Slide eight, this details relevant financial and operational facts and figures about SCI and Alderwoods. The revenue, profitability, number of locations, and total of current employees provide a snapshot description of the two companies, that together, will remain a new combined industry leader. Now I’d like to turn the call over to Mike Webb.

MIKE WEBB, EXECUTIVE VICE PRESIDENT, CHIEF OPERATING OFFICER, SERVICE CORPORATION INTERNATIONAL: Thanks, Tom. Turning now to slide nine, as SCI’s Chief Operating Officer, I’d to take you through our thinking on this significant cost savings opportunity.
Based on the capabilities of our own organization and network, and the due diligence we undertook before reaching our merger agreement, we anticipate achieving between 60 and $70 million in integration synergies within 12 to 18 months after closing. We expect these savings to come from three principal areas, duplicate systems and infrastructure, management structure duplication, and executive and public company costs. We expect a majority of the savings to come from the first category. Our two companies have very compatible IT systems, and these systems and infrastructure can be optimized to serve as the combined company. We also will be able to maximize savings by rationalizing duplicate corporate and administrative areas, such as accounting, finance, legal and a variety of back office functions.
In the second category, we will rationalize our management structure, to address overlaps in the markets throughout the new SCI Alderswood’s organization. As both companies have demonstrated over the past few years, we take an aggressive approach to achieving the most cost effective and efficient management of our operations. Remember, that both of our companies have operating structures that come from major geographic areas of the country. Further, in some markets each company has sufficient management to oversea the combined operation. Finally, we anticipate the remaining portion of the synergies to result from becoming one public company, which will have only one senior management team, one board of directors, and one outside auditor. In addition, given the increasingly high cost of compliance for public company’s these days, the elimination of fees and other redundancies is significant.
Now I’d like to turn over the call to Jeff.
JEFF CURTISS, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER: Thanks, Mike. Turning to slide 10, as Tom said earlier, by all objective measures, we believe Alderwoods meets our financial criteria for our strategic acquisitions. Starting with our in depth knowledge and understanding of the industry and the trends that drive growth and profitability through our due diligence process, we conducted a very thorough review of operations and financial fundamentals. The objectives that were critical in our decision making process are listed on the left hand column of this slide.
As SCI looked at this potential acquisition, we were very mindful of carefully considering how Alderwood’s financial performance would impact our company’s fiscal management and the ability to create shareholder value. These fundamentals include a disciplined analysis evaluation, an ability to generate return on investment beyond weighted average cost of capital. The ability to increase operating cash flow, and finally, the ability to continue to manage our capital structure in a prudent manner.
Referring to the right hand column of the slide, as we look at the combination of the two companies, we expect our internal rate of return to be in the range of about 250 to 300 basis points above our weighted average cost of capital. Excluding one time items, we expect the transaction will be immediately accretive to operating cash flow. This, as you know, is considered the most important financial metric used to measure the current performance and future potential of companies in our industry.
Now to slide 11. Of course, another important catalyst we examine closely, was the impact the transaction would have on our earnings growth. With respect to our valuation of the Alderwoods acquisition, we carefully reviewed the key variables regarding EBITDA. With Alderwoods consistent cash flow generation, along with our estimated run rate of operational synergies, we arrive at an adjusted EBITDA of $170 million for Alderwoods. Running the numbers on our valuation models, the acquisition is clearly compelling from an earnings and value creation standpoint. With the 856 million equity value of the deal, the $1.23 billion enterprise value and the Alderwoods current EBITDA, the pre synergy price multiple is 11.7 times EBITDA. After factoring in the synergies we identified as achievable in 12 to 18 months, we arrive at a post synergy multiple of 7.2 times. Given SCI’s current trading multiple of 10.5 times EBITDA, this calculation reflects the strong potential to maximize the return on our investment, and create more value for our shareholders, than we could otherwise create as a standalone company.

Turning to slide 12. The benefits of this transaction are extremely straight forward, and easy to understood. Because numbers speak louder than woods, let me briefly highlight the financial rationale. Based on 2005 financial results, SCI would have combined revenues of approximately $2.5 billion. Achieving the synergies that Mike discussed earlier, we expect to generate an annual pre tax cost savings of between 60 and $70 million, within the first 12 to 18 months of closing, excluding one time costs, and with the full realization of synergies, the company expects annualized cash flow from operations to total approximately $400 million. This $400 million figure excludes the cash flows from Alderwoods insurance company, as those cash flows are partially reflected in the cash flow from operations and partially reflected in cash flow from investing activity. Because of tax loss carry forwards, currently neither of these companies are U.S. taxpayer. However, we expect to be so late in 2007.
The significant cash flows and financial flexibility of the SCI Alderwoods combination coupled with the ongoing cost savings we have identified represents exactly why the transaction makes so much sense, and will have a very positive impact on both our top and bottom lines.
Next, to slide 13. Let’s spend a minute discussing the short term effect financing the transaction will have on our capital structure. First of all, even after today’s announcement, the company expects to continue a balanced approach to investing in our business and returning capital to shareholders, while also maintaining a prudent capital structure. With the operating cash flow that will be generated by the combined companies, and recognizing certain capital expenditures, and interest expense on our debt financing, we believe we will have a net debt to total net capital ratio of between 40 to 45 percent by 2008.
Turning to slide 14, as we said in our press release, the transaction will be funded in all cash. In addition, JP Morgan has committed to provide 850 million in bridge financing. With respect to the permanent financing, the company believes it will have full access to a number of debt capital markets and will determine the optimal funding structure before the close of the transaction. This structure will be evaluated to consider appropriate liquidity and minimizing the cost of financing. Importantly we have all ready held preliminary discussions with the credit rating agencies regarding this transaction and our funding strategy. We intend to continue this dialogue to ensure that they have a clear understanding of our approach and our confidence as the company’s ability to reach the capital structure parameters we have outlined.
Now I’ll turn the call back to Tom.
TOM RYAN: Thanks, Jeff. Before we take your questions I hope all of you can see why we believe this transaction is such a compelling one for SCI. Clearly, it provides a tremendous opportunity to achieve synergies and cost savings. Based on this strategy, this transaction will be accretive to operating cash flow, and earnings. Both companies share a strong history and reputation for customer focus and service that will only be improved with the shared resources, talent, and expertise of our people.
In short, SCI and Alderwoods, together, equals enhanced value for shareholders. With that, Operator, let’s open it up for questions.
OPERATOR: Thank you. As a reminder, if you would like to ask a question, please press star then the number one on your telephone keypad. Once again, if you would like to ask your question, please press star and then one on your telephone at this time. Our first question comes, comes from AJ Rice with Merrill Lynch, please go ahead, sir.
AJ RICE, MERRILL LYNCH: Hello, everybody. Congratulations on the deal. Let me just ask, maybe in terms of business practices or accounting differences between the two companies, maybe related to pre need or otherwise, are there any significant — I mean could you highlight any significant differences and things that need to me — will be adjusted as the whole entity comes under the Service Corp umbrella. And also, maybe just give us a little flavor for the timing on those realizing those synergies that you’ve outlined.
JEFF CURTISS: I’ll be happy to take the first part of that. Many of our accounting policies are extremely similar. The only area I can think of that there might be a slight difference, is in the way we handle the profitability associated with mausoleum construction. But I’ll ask Eric Tanzberger who’s our Corporate Controller to elaborate on this.
ERIC TANZBERGER: I think Jeff mentioned it correctly. They’re on a percentage of completion as they complete their cemetery development and revenue recognition, AJ. And as you know, we wait until everything is 100 percent complete before we trigger revenue recognition on mausoleum construction. Our accounting, I agree with, Jeff is very similar. They were the first, as you know, to expense selling costs and we followed in 2005. And as related to the synergies, I’ll pass it over to Mike and Tom to address that.
MIKE WEBB: I think we’ll just reiterate that we feel comfortable that we are going to achieve these synergies within 12 to 18 months. We spent a lot of due diligence on time of that. We don’t have the exact who and where yet, but we’re very comfortable with the amounts.
AJ RICE: OK. All right. Thanks a lot.
OPERATOR: Thank you. Our next question comes from John Ransom with Raymond James.
JOHN RANSOM, RAYMOND JAMES: Hi, good morning. Let me add my congratulations. My question is on taxes, is the company on a combined basis, not going to be, then a significant tax payer until now 2008, is that correct?
JEFF CURTISS: Well given our current forecasts, I think it will be late 2007.
JOHN RANSOM: OK.
JEFF CURTISS: We do have some tax benefits that will come out of this transaction because the Alderwoods Group has some operating loss carry forwards that we will be able to utilize over time. But there are significant restrictions under the internal revenue code...
JOHN RANSOM: OK.
JEFF CURTISS: ...as to the utilization of those, and I don’t know that it will completely cover our taxable income in 2007.
JOHN RANSOM: Can you give us some idea of what the likely tax cash expense might be in ‘07 and what a normalized tax expense might be in ‘08, assuming you’re kind of at the same 400 millionish cash flow from ops run rate?
JEFF CURTISS: Why don’t we work on that, and get back to you, John.
JOHN RANSOM: OK. And then, my second question is if you look at the pre need at Alderwoods, just the miracle (ph) backlog numbers look lower at Alderwoods than at Service Corp. Does that have something to do with — anything to do with the insurance structure, or is it that pre need is a bigger business at Service Corp, than it is as Alderwoods.
PAUL HOUSTON: I can take that, Tom, if you like. The —you’ve got to remember at Alderwoods, when we emerged from bankruptcy, we had actually stopped selling pre needs, so that historical backlog dropped lower at that time, but has accelerated over the last two or three years and come back. So that when you look back in the history, it was probably at the timing of the emergency from bankruptcy.
JOHN RANSOM: OK. And then, finally, cap ex, can you kind of work from total cap ex down to maintenance cap ex and work through the combined cemetery build out number growth cap ex, and that will be my last question, thanks.

JEFF CURTISS: I’ll try to do that, Tom. John, our maintenance cap ex per guidance release is around $65 million. Alderwood’s maintenance cap is around $20 million. So about $75 million in total maintenance cap ex.
In terms of cemetery development, we have about 40 million in ‘06, John. But as we said on our call in March, that’s a little bit of — about 10 million of that is more related just to those stakes. So a $30 million run rate for SCI in total for cemetery development. Alderwood’s piece of that would be 10 million of that. Everything I just described to you is about $115 million of maintenance cap ex, plus cemetery development, which I believe are the two components that you use in your free cash flow calculation.
In terms of growth cap ex, we’ll probably have about another 15 million. I think Alderwoods is around another 10 million or so in growth cap ex. That’s another 25 million in growth cap ex, and the total of that will give you total cap ex for the two companies combined, which is around 140.
JOHN RANSOM: Great. Thanks so much. Congrats again.
OPERATOR: Our next question comes from Bob Willoughby with Bank of America.
BOB WILLOUGHBY, BANK OF AMERICA: Thank you. I know Alderwoods potentially had plans for the insurance business that may have been entailed a divestiture at some point. You know, Tom, what’s your philosophy about moving back into the business. Do you view that as core to what you need to get done? Or is that potentially a source of capital for you down the line?
TOM RYAN: I think, Robert, what I’d first say is they’ve created a lot of value with Mayflower. I think it’s a valuable asset. We’re in the midst of evaluating of what makes sense for us. I think, either way you go, it’s going to create value for our shareholders. And as you know, we currently have an agreement with Assurant (ph) that we’re writing through on our SCI locations. And it’s not core to our ongoing strategy. At the same time we’re going to, you know, maintain flexibility as to how we want to move forward.
BOB WILLOUGHBY: OK. Thank you.
OPERATOR: Our next question comes from Tom Bacon with Lehman Brothers.
TOM BACON, LEHMAN BROTHERS: Yes, I was just wondering, I mean in terms of the overlap of the two organizations, are there any particular markets where, you know, I know when people have talked to you about Steward in the past, you said there was big overlaps in Florida and Texas. And I was just wondering with Alderwoods, if there are any markets where there’s a big overlap?
TOM RYAN: Tom, this is Tom. You know I’m not going to speculate as to what the result of Hart-Scott-Rodino is going to be. What I can tell you is that we were well advised on this transaction. And we really think there’s nothing that we’ll be unable to address as we progress forward through that review.
TOM BACON: OK. And as far as anything to timing at the end of ‘06 is realistic? I mean that should be a pretty easy deadline, you think?
TOM RYAN: Well again, you know, we’re subject to Hart Scott on that, but our — you know, we think it’s going to get done in ‘06, yes.
TOM BACON: OK. That’s it for me, for now. Thanks.
TOM RYAN: Thanks, Tom.
OPERATOR: Our next question comes from Mike Scarangella from Merrill Lynch.
MIKE SCARANGELLA, MERRILL LYNCH: Hi, guys. Good morning. Nice transaction. I wonder if I could ask you what your plans are for the existing Alderwoods bonds, how would you treat those?

JEFF CURTISS: Well currently, I think, on closing the bank debt will be taken out. And I think, although we haven’t made a decision yet, we will look hard at handling the bonds in the same way through a tender offer. However, we do have a right under the bond indenture do diffuse them, should we not wish to tender for them. And that would probably be the other option.
MIKE SCARANGELLA: OK. So either tender, or diffuse, but not likely to leave those bonds in place.
JEFF CURTISS: That’s correct.
MIKE SCARANGELLA: OK. And is that because of the restrictive payments test, Jeff, at the Alderwoods bonds?
JEFF CURTISS: Well there’s a number of covenants in there, that I think would be useful to not have.
MIKE SCARANGELLA: OK. Thank you very much.
OPERATOR: Our next question comes from Bill Burns with Johnson Rice.
BILL BURNS, JOHNSON RICE: Good morning, everyone. I want to circle back to Hart Scott. As we go through this process, you think we’ll end up in situations in certain markets, where you may have to sell a property?
TOM RYAN: Yes, Bill, this is Tom.
BILL BURNS: Hi, Tom.
TOM RYAN: How are you doing?
BILL BURNS: Pretty good.
TOM RYAN: Good. Again, I think I just have to say, you know, it’s hard for us to speculate. We’ve been — we’ve got, you know, the best advisors in the world on how to proceed here. And from what we’ve been able to review, there’s really nothing we can’t — are unable to address. You’re exactly right, it’s possible that a location could be sold, but I think the markets are such that if that occurs, you know, we’re going to get value for that.
BILL BURNS: And that’s really the question. You don’t really see the issue if they tell well you’ve got a concentration in this area, get rid of a couple of properties, you don’t see an issue with being able to do that?
TOM RYAN: We don’t, Bill. I mean as you well know, this industry is highly fragmented still. And so we think again, there’s nothing we’ll be unable to address.
BILL BURNS: Sounds good. And say hello to my old buddy Paul.
TOM RYAN: I’ll do it. He’s on the call, you said it.
PAUL HOUSTON: Hi, Bill.
BILL BURNS: Hey, Paul. Good to talk to you, man.
PAUL HOUSTON: Thanks.
OPERATOR: Our next question comes from Jennifer Childe, with Bear Stearns.

JENNIFER CHILDE, BEAR STEANS: Thanks, and congratulations. I wanted to ask about the combined cash flow, 400 million. That seems a little bit light to me relative to ‘05 combined cash flow, especially when you say you’re including the synergies. Perhaps, the insurance cash flow is what’s throwing that off. And so maybe — how much would you attribute to the insurance portion that you’re excluding?
ERIC TANZBERGER: Jennifer, you hit it exactly right. They have about — the way insurance is done, there’s a source of about $45 million in Alderwoods’ cash flow from operations. And the corresponding use is down in investing activities. So we try to give the funeral and cemetery cash flows as we see it. If we threw that 45 in there, we thought it would just be somewhat confusing, so you’re exactly right. The piece submission (ph) is the insurance source that’s up in cash flow from operations.
The other thing that you may have not have mentioned is there’s also the additional cash interest that we’ll be paying in the tune of, it’s not decided yet, but somewhere around 45 to $50 million of cash interest as well you need to throw into that equation as well.
JENNIFER CHILDE: OK. Got it, thank you.
ERIC TANZBERGER: You bet.
OPERATOR: Once again, as a reminder, if you’d to ask a question, please star one on your telephone at this time. Our next question comes from Michael Freedman with Omega Advisors.
MICHAEL FREEDMAN, OMEGA ADVISORS: Good morning, guys. My congratulations on the deal too. And another benefit is you won’t have to hear questions anymore about what you’re going to do with your cash and who you’re going to buy. I just had a question for you, obviously the transaction looks like it makes all of the sense in the world, and you went through the cost synergies. I was just wondering if you could talk a little bit to potential revenue synergies. Is there any chance, an opportunity to expand the dignity brand? And do you think that would be something that might be meaningful? And I also notice that there’s about a six or seven percent difference in revenue per funeral. I know that’s something that you guys have really been working on recently and curious if that’s an opportunity.
TOM RYAN: Sure, Mike. I think first of all, just so you know we have not included any revenue synergies in those totals. Those are cost synergies. So nothing that’s in the model today. And I would say this, knowing Paul and his team they’ve done a great job in managing their business, so it’s very hard to compare apples and oranges. Their average is subject to different markets than our markets.
I will tell you that it’s our believe, both on the SCI side of the equation, and the Alderwoods side of the equation that we’re embarking upon the strategy that’s focused on customers. And we believe that was going to have an ability to drive revenues in our existing, you know, 1100 funeral homes. And now, if you look at this, add another 700 or so funeral homes to that possibility. Yes, we do think there are synergies as it relates to revenues. And again, we haven’t tried to capture those here, because we’re in the early stages of putting those together.
MICHAEL FREEDMAN: OK. Thanks, and best of luck.
TOM RYAN: Thank you so much.
OPERATOR: Our next question comes from Dena Walker with Kalmar Investment.
DANA WALKER, KALMAR INVESTMENT: Good morning. Could you folks comment on the comparability of your regional management structure? And as well, given that SCI has been putting in pricing discipline systems, perhaps you can talk about what Alderwoods has been doing in the same direction.
TOM RYAN: Paul, would you mind talking to the Alderwoods piece? And then, Mike can maybe follow back?

PAUL HOUSTON: Sure, absolutely. We’ve been under the same process, very similar to Tom and his team’s approach with pricing to be able to see that pricing. And we set our pricing on a market by market basis, based on the competition that’s in that market. And — but those pricing is locked in through price book, and the same disciplined approach that Tom and his team have been taking to set the prices. I can’t speak to theirs exactly how they do theirs, but in ours we do examine that on a market by market basis based on the competition. Because we can have one market that our competitor might be the independent, and another market our competitor could be Steward and vice versa or all of them so the pricing moves around by that. But having said that, we are generally moving towards putting the pricing into the service, and reducing the pricing on caskets.
TOM RYAN: Dena, what’s your remaining question?
DANA WALKER: That question related to how your local management and your regional management given that you’ve been rationalizing yours over the last couple of years compares to Alderwoods in scope and scale?
TOM RYAN: I think in scope and scale, they’re relatively similar. We don’t look at them being incredibly inefficient. We do see that there are probably overlaps because we both operate in geographic areas of the country that are similar. And there will be opportunities where we need to pick one or the other of our infrastructures to run the combined operations.
DANA WALKER: Very well. Thank you.
OPERATOR: Our last question comes from Troy Hottenstein with Radcliffe.
TROY HOTTENSTEIN, RECKLESS: Hi, guys. Just a question on the approval process and the timing and closing. Is there any other state approvals, insurance approvals, any other types of approvals that you’re aware of, that we’ll need in order to close the deal?
TOM RYAN: I think there’s — obviously there’s the Alderwoods shareholder approval. There’s the Hart-Scott-Rodino antitrust act. And then, I think there’s a variety of, you know, state approvals, again, kind of dictated by that law. But nothing, again, that will be unable to address by us.
TROY HOTTENSTEIN: Got you. And your best guess will be that the Hart Scott approval will be probably the final one, that state approvals should happen pretty rapidly, I would guess?
TOM RYAN: You know, again, it’s hard for me to speculate the process. But yet, I think that’s probably the one that requires, you know, the most thorough review.
TROY HOTTENSTEIN: Got you. Thank you, guys.
TOM RYAN: With that, we’re going to conclude our conference call. I want to thank everybody for taking the time today. And I want to particularly thanks Paul Houston and his team for participating. And in closing, I’d say we’re very excited about the transaction. We think this creates value for both sets of shareholders. And thanks again, and we’ll be talking to you soon.
OPERATOR: Thank you. This does conclude today’s Service Corporation International conference call. You may now disconnect your lines and have a great day.
END
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Forward-Looking Statements
     This document contains forward-looking statements, which involve a number of risks and uncertainties. Alderwoods cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Alderwoods stockholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that may affect future results are contained in Alderwoods’ and SCI’s filings with the SEC, which are available at the SEC’s web site http://www.sec.gov. Alderwoods disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.
Additional Information
     In connection with the proposed transaction, Alderwoods will file a proxy statement with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the proxy statement, as well as other filings containing information about Alderwoods and SCI, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by the Alderwoods with the SEC can also be obtained, free of charge, by directing a request to Alderwoods Group, Inc., 311 Elm Street, Suite 1000, Cincinnati, Ohio 45202, Attention: Corporate Secretary. Filings made by SCI with the SEC can also be obtained, free of charge, by directing a request to Service Corporation International, 1929 Allen Parkway, Houston, Texas 77019, Attention: Corporate Secretary.
Participants in the Solicitation
     The directors and executive officers of Alderwoods and SCI and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Alderwoods’ directors and executive officers is available in its annual proxy statement filed with the SEC on April 5, 2005. Information regarding SCI’s directors and executive officers is available in its annual proxy statement filed with the SEC on April 18, 2005. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.